FOR IMMEDIATE RELEASE	Exhibit 99.1

METTLER-TOLEDO INTERNATIONAL INC. REPORTS
FIRST QUARTER 2018 RESULTS

- - Strong Adjusted EPS Growth - -

COLUMBUS, Ohio, USA - May 3, 2018 - Mettler-Toledo International Inc. (NYSE: MTD) today announced first quarter results for 2018. Provided below are the highlights:

•	Sales in local currency increased 5% in the quarter compared with the prior year. Reported sales increased 11% as currency increased sales growth by 6% in the quarter.

•
Net earnings per diluted share as reported (EPS) were $3.58, compared with $3.48 in the prior-year period. Adjusted EPS was $3.74, an increase of 12% over the prior-year amount of $3.34. Adjusted EPS is a non-GAAP measure, and we have included a reconciliation to EPS on the last page of the attached schedules.

First Quarter Results

Olivier Filliol, President and Chief Executive Officer, stated, “Sales growth in the quarter came in as expected, and was impacted by the excellent sales growth in the prior-year period. China, in particular, had very strong broad-based sales growth in the quarter. This solid sales growth drove another quarter of strong Adjusted EPS growth.”

EPS in the quarter was $3.58, compared with the prior-year amount of $3.48. Adjusted EPS was $3.74, an increase of 12% over the prior-year amount of $3.34.

Sales were $660.8 million, a 5% increase in local currency sales, compared with $594.6 million in the prior-year quarter. Reported sales increased 11% as currency increased sales growth by 6% in the quarter. Compared with the prior year, local currency sales increased 5% in the Americas and 10% in Asia/Rest of World. Sales declined 1% in local currency in Europe. Adjusted operating income amounted to $139.5 million, a 10% increase from the prior-year amount of $126.5 million. Adjusted operating income is a non-GAAP measure, and a reconciliation to earnings before taxes is provided in the attached schedules.

Outlook

The Company said that, based on its assessment of market conditions today, management anticipates local currency sales growth in 2018 will be approximately 6%. This sales growth is expected to result in Adjusted EPS in the range of $20.10 to $20.25, which reflects growth of 14% to 15%. This compares with previous guidance of Adjusted EPS in the range of $19.95 to $20.15.

Management anticipates that local currency sales growth in the second quarter 2018 will be approximately 6%, and Adjusted EPS is forecasted to be in the range of $4.55 to $4.60, an increase of 16% to 17%.

While the Company has provided an outlook for Adjusted EPS, it has not provided an outlook for EPS as it would require an estimate of non-recurring items, which are not yet known. The Company noted in making its outlook that economic uncertainty remains in certain regions of the world and market conditions are subject to change.

Conclusion

Filliol concluded, “Our outlook for 2018 remains promising despite facing difficult comparisons given our very strong performance last year. We acknowledge there is more uncertainty in the global economy compared with a few months ago but overall demand remains solid. We believe we are well positioned for continued share gains. Our Spinnaker sales and marketing programs, new product launches and continued investments in sales activities

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are generating returns. Our margin and productivity programs complement our sales growth initiatives and will yield continued earnings growth and funds for additional investments for growth.”

Other Matters
The Company will host a conference call to discuss its quarterly results today (Thursday, May 3) at 5:00 p.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company’s website at www.mt.com/investors. The presentation referenced in the conference call will be located on the website prior to the call.

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control, and manufacturing processes for customers in a wide range of industries including life sciences, food, and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.

Statements in this press release which are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our businesses’ actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms or other comparable terminology. For a discussion of these risks and uncertainties, please see the discussion on forward-looking statements in our current report on Form 10-K. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions “Factors affecting our future operating results” and in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K for the most recently completed fiscal year, which describe risks and factors that could cause results to differ materially from those projected in those forward-looking statements.

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METTLER-TOLEDO INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF OPERATIONS (amounts in thousands except share data) (unaudited)

	Three months ended			Three months ended
	March 31, 2018		% of sales	March 31, 2017		% of sales

Net sales	$660,821	(a)	100.0	$594,567	(a)	100.0
Cost of sales	285,888		43.3	251,178	(b)	42.2
Gross profit	374,933		56.7	343,389		57.8

Research and development	34,713		5.3	31,200	(b)	5.3
Selling, general and administrative	200,674		30.4	185,656	(b)	31.2
Amortization	11,735		1.8	10,045		1.7
Interest expense	8,359		1.2	7,741		1.3
Restructuring charges	4,413		0.6	1,432		0.2
Other charges (income), net	(2,400)		(0.4)	(6,533)	(b)(c)	(1.0)
Earnings before taxes	117,439		17.8	113,848		19.1

Provision for taxes	24,135		3.7	21,382		3.5
Net earnings	$93,304		14.1	$92,466		15.6

Basic earnings per common share:
Net earnings	$3.66			$3.57
Weighted average number of common shares	25,468,323			25,932,112

Diluted earnings per common share:
Net earnings	$3.58			$3.48
Weighted average number of common
and common equivalent shares	26,095,647			26,586,061

Note:
(a) Local currency sales increased 5% as compared to the same period in 2017.
(b) In accordance with the new accounting rules that went into effect on January 1, 2018, the Company reclassified a net pension benefit of $0.8 million into other charges (income) from other income statement categories for the three months ended March 31, 2017 to be consistent with the 2018 presentation.

(c) Other charges (income), net for three months ended March 31, 2017 also includes a one-time gain of $3.4 million relating to the sale of a facility in Switzerland in connection with our initiative to consolidate certain Swiss operations into a new facility.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Three months ended			Three months ended
	March 31, 2018		% of sales	March 31, 2017		% of sales

Earnings before taxes	$117,439			$113,848
Amortization	11,735			10,045
Interest expense	8,359			7,741
Restructuring charges	4,413			1,432
Other charges (income), net	(2,400)			(6,533)	(b)(c)
Adjusted operating income	$139,546	(d)	21.1	$126,533		21.3

Note:
(d) Adjusted operating income increased 10% as compared to the same period in 2017.

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METTLER-TOLEDO INTERNATIONAL INC. CONDENSED CONSOLIDATED BALANCE SHEETS (amounts in thousands) (unaudited)

	March 31, 2018	December 31, 2017

Cash and cash equivalents	$98,949	$148,687
Accounts receivable, net	483,919	528,615
Inventories	278,318	255,390
Other current assets and prepaid expenses	66,186	74,031
Total current assets	927,372	1,006,723

Property, plant and equipment, net	696,890	668,271
Goodwill and other intangible assets, net	769,511	766,556
Other non-current assets	118,134	108,255
Total assets	$2,511,907	$2,549,805

Short-term borrowings and maturities of long-term debt	$14,883	$19,677
Trade accounts payable	164,639	167,627
Accrued and other current liabilities	457,360	502,369
Total current liabilities	636,882	689,673

Long-term debt	978,715	960,170
Other non-current liabilities	335,563	352,682
Total liabilities	1,951,160	2,002,525

Shareholders’ equity	560,747	547,280
Total liabilities and shareholders’ equity	$2,511,907	$2,549,805

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METTLER-TOLEDO INTERNATIONAL INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (amounts in thousands) (unaudited)

	Three months ended
	March 31,
	2018	2017
Cash flow from operating activities:
Net earnings	$93,304	$92,466
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	9,157	7,966
Amortization	11,735	10,045
Deferred tax benefit	(6,416)	(1,470)
Gain on facility sale	—	(3,394)
Other	3,085	3,812
Decrease in cash resulting from changes in
operating assets and liabilities	(34,301)	(41,826)
Net cash provided by operating activities	76,564	67,599

Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	4,507	10,003
Purchase of property, plant and equipment	(29,774)	(21,015)
Acquisition	(500)	—
Net hedging settlement on intercompany loans	3,304	312
Net cash used in investing activities	(22,463)	(10,700)

Cash flows from financing activities:
Proceeds from borrowings	336,512	472,732
Repayments of borrowings	(331,114)	(409,881)
Proceeds from exercise of stock options	5,669	8,201
Repurchases of common stock	(118,750)	(124,997)
Net cash used in financing activities	(107,683)	(53,945)

Effect of exchange rate changes on cash and cash equivalents	3,844	3,265

Net increase (decrease) in cash and cash equivalents	(49,738)	6,219
Cash and cash equivalents:
Beginning of period	148,687	158,674
End of period	$98,949	$164,893

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

Net cash provided by operating activities	$76,564	$67,599
Payments in respect of restructuring activities	5,242	2,578
Proceeds from sale of property, plant and equipment	4,507	10,003
Purchase of property, plant and equipment	(29,774)	(21,015)
Free cash flow	$56,539	$59,165

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METTLER-TOLEDO INTERNATIONAL INC. OTHER OPERATING STATISTICS

SALES GROWTH BY DESTINATION
(unaudited)

	Europe		Americas		Asia/RoW	Total

U.S. Dollar Sales Growth
Three Months Ended March 31, 2018	12%		6%		18%	11%

Local Currency Sales Growth
Three Months Ended March 31, 2018	(1%)		5%		10%	5%

RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

	Three months ended
	March 31,
	2018		2017		% Growth

EPS as reported, diluted	$3.58		$3.48		3%

Restructuring charges, net of tax	0.13	(a)	0.04	(a)
Purchased intangible amortization, net of tax	0.10	(b)	0.06	(b)
Income tax expense	(0.07)	(c)	(0.14)	(c)
Gain on facility sale	—	(d)	(0.10)	(d)

Adjusted EPS, diluted	$3.74		$3.34		12%

Notes:
(a)
Represents the EPS impact of restructuring charges of $4.4 million ($3.4 million after tax) and $1.4 million ($1.1 million after tax) for both the three months ended March 31, 2018 and 2017, respectively, which primarily include employee related costs.

(b)	Represents the EPS impact of purchased intangibles amortization, net of tax, of $2.5 million and $1.5 million for the three month periods ended March 31, 2018 and 2017, respectively.
(c)
Represents the EPS impact of the difference between our reported tax rate of 21% and 19% during the three months ending March 31, 2018 and 2017, respectively, and our annual income tax rate of 22%, due to excess tax benefits associated with stock option exercises.

(d)
Represents the EPS impact of a one-time gain of $3.4 million ($2.7 million after tax) for the three months ended March 31, 2017 relating to the sale of a facility in Switzerland in connection with our initiative to consolidate certain Swiss operations into a new facility.

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